CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 18, 2013, with respect to the financial statements of the American Independence Laffer Dividend Growth Fund, the American Independence MAR Tactical Conservative Fund, the American Independence MAR Tactical Moderate Growth Fund, the American Independence MAR Tactical Growth Fund and the American Independence MAR Tactical Aggressive Growth Fund, which comprise the American Independence Funds Trust II, contained in this Pre-Effective Amendment No. 02 to the Registration Statement No. 333-190593 on Form N-1A (the “Registration Statement”). We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the captions “Independent Registered Public Accounting Firm and Counsel” and “Financial Statements” in the Statements of Additional Information which are part of such Registration Statement.

/s/ GRANT THORNTON LLP

Chicago, Illinois

December 18, 2013